Exhibit 99.1

Visualant Awarded Fifth Patent for its ChromaID™ Technology

Latest patent further strengthens market opportunity for devices using ChromaID scanners and extends the reach of Visualant’s IP to medical diagnostics

Seattle, WA. – (April 1, 2013) Visualant, Inc. (OTCBB: VSUL) – an industry-leading provider of chromatic-based authentification, identification and diagnostic solutions, announced today that it received its fifth patent on its ChromaID™ technology. The latest patent further validates the company’s vision to introduce more efficient authentication, identification and diagnostic methods into the marketplace, and comes shortly after Visualant was awarded the prestigious PRISM award at the SPIE Photonics West trade show in San Francisco.

Future devices embedded with ChromaID technology can read and record natural chromatic markers by structuring light onto a substance, through a liquid or gas, or off a surface. Once scanned, the technology captures the reflected light using a simple Photodiode array and creates a unique ChromaID profile. The ChromaID profile can be matched against existing databases to identify, detect, or diagnosis markers invisible to the human eye. The latest patent extends the reach of Visualant’s intellectual property to cover medical diagnostics.

The patent issued by the United States Office of Patents and Trademarks is US Patent No. 8,368,878 B2 and is entitled “Method, Apparatus and Article To Facilitate Evaluation of Object Using Electromagnetic Energy.”

Ron Erickson, Visualant Founder and CEO, stated, “We rigorously pursue strong protection for our intellectual property.  We are very pleased to receive this, our fifth patent.  I want to especially acknowledge our Visualant scientific team led by Dr. Tom Furness and Dr. Brian Schowengerdt. We have more patents pending and expect more patents to be issued as we build the intellectual property foundation for Visualant’s business and move into the marketplace with diverse applications of our ChromaID technology.”

About Visualant, Inc.

Visualant™ is a public company whose shares trade under the stock symbol, VSUL. The Visualant Spectral Pattern Matching™ technology directs structured light onto a substance, through a liquid/gas, or off a surface, to capture a unique ChromaID™. When matched against existing databases, a ChromaID can be used to identify, detect, or diagnosis markers invisible to the human eye. ChromaID scanner modules can be integrated into a variety of mobile or fixed-mount form factors. The patented technology is disruptive, making it possible to effectively conduct analyses in the field that could only previously be performed by large and expensive lab–based tests.

Visualant entered into a one year Joint Development Agreement on May 31, 2012 with Sumitomo Precision Products Co., Ltd. (“SPP”), which focuses on the commercialization of the SPM technology and a License Agreement providing SPP with an exclusive license of the SPM technology in identified Asian territories. For more information, visit http://www.visualant.net.

Sumitomo Precision Products Co., Ltd. is publicly traded on the Tokyo and Osaka Stock Exchanges and has operations in Japan, United States, China, United Kingdom, Canada, and other parts of the world. Additional information on SPP is available at www.spp.co.jp/English/index2-e.html.

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